Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) entered into this 6th day of July, 2018, (the “Execution Date”) by and between ESPERION THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and BLACKBIRD ANN ARBOR, LLC, a Delaware limited liability company (“Landlord”), for the purpose of amending the Valley Ranch Business Park Lease, entered into between Landlord’s predecessor in interest and Tenant dated February 4, 2014 (as amended to date, “Lease”).  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.

WITNESSETH

A.            Tenant currently leases approximately 7,941 rentable square feet (“RSF”) of space in Suite 150 (“Current Premises”) in the building located at 3891 Ranchero Drive, Ann Arbor, Michigan (“Building”) pursuant to the Lease.

B.            Tenant has requested to expand the Current Premises by approximately 11,471 RSF of space in Suite B200 (“Expansion Premises”), in the Building and to extend the Term of the Lease.  An as-is depiction of the Current Premises and Expansion Premises are set forth on Exhibit A.

C.            Landlord has agreed to the expansion and extension on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, do hereby agree as follows:

1.              Expansion Premises.  Beginning on the Effective Date (defined below), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Expansion Premises.  Thereafter, the Expansion Premises and Current Premises shall collectively be referred to as the “Premises” under the Lease and shall consist of approximately 19,412 RSF.

2.              Term.  The Term for the Expansion Premises shall begin on the Effective Date, which shall be the earlier of the date that Landlord substantially completes Landlord’s Work (defined below) or November 1, 2018, and shall expire sixty (60) full calendar months thereafter (“Extended Term”).  The Term for the Current Premises hereby is extended so as to be coterminous with the Expansion Premises.

3.              Base Rent. Tenant shall continue to pay Base Rent as set forth in the Lease through the day before the Effective Date.  Beginning on the Effective Date, Tenant shall pay Base Rent as follows:

From	To	Monthly	Period
Effective Date	End of Month 1	$0.00	$0.00
Month 2	End of Month 2	$15,990.00	$15,990.00
Month 3	End of Month 12	$19,412.00	$194,120.00
Month 13	End of Month 24	$19,946.00	$239,352.00
Month 25	End of Month 36	$20,494.00	$245,928.00
Month 37	End of Month 37	$0.00	$0.00
Month 38	End of Month 38	$19,282.00	$19,282.00
Month 39	Month 48	$21,058.00	$210,580.00
Month 49	Month 60	$21,637.00	$259,644.00

4.              Tenant’s Proportionate Share.  Notwithstanding Article 5(b) of the Lease, beginning on the Effective Date, Tenant’s Proportionate Share of Operating Expenses, Taxes, Insurance, shall be 65.1%, which is based on a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building.  The Building rentable square footage is subject to change, from time to time, in the event of a change in the rentable area of the Building.

5.              Rent Credit. Provided that Tenant is not then in Default of the terms and conditions of the Lease, Tenant shall receive:  (i) an abatement of Base Rent in the amount of Twenty-Two Thousand Eight Hundred Thirty-Four and 00/100 Dollars ($22,834.00) on the Effective Date; and (ii) an abatement of Base Rent in the amount of Twenty-Two Thousand Eight Hundred Thirty Four and 00/100 Dollars ($22,834.00) on the thirty-seventh (37th) Month after the Effective Date, to be applied to Tenant’s Base Rent due or to be paid under the Lease, which abatements are shown in the Base Rent Schedule in Section 3 of this Amendment.

6.              Additional Rent.  Tenant shall continue to pay Additional Rent as otherwise set forth in the Lease.

7.              Utilities.  Tenant shall pay separately metered electric and gas for the Premises. All other Premises utilities shall be as set forth in the Lease, as modified hereby.

8.              Tenant Improvements.  Except as expressly set forth in the Workletter attached as Exhibit B, Tenant accepts the Premises in their AS-IS condition.

9.              Tenant Additional Work.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for installation of all data/IT, low voltage electrical wiring, and for the acquisition and placement of furniture specific to Tenant’s use of the Premises.  Landlord will be responsible for fire, smoke and carbon monoxide alarm systems. Tenant will be responsible for the perimeter security alarm system.

10.       Miscellaneous.

(a)                                 Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

(b)                                 Tenant has no rights or options to extend the Extended Term of the Lease, terminate the Lease, nor contract or expand the Premises.  Tenant has no preferential right of first refusal or first offer on any space in the Building.

(c)                                  Except as expressly modified herein, all terms, conditions and provisions of the Lease are hereby ratified and affirmed and remain in full force and effect.  In the event of a conflict between the Lease and this Amendment, this Amendment shall control.  Tenant acknowledges that as of the Effective Date, Tenant has no claims arising under the Lease against Landlord, nor defense to enforcement of Tenant’s obligations under the Lease, and Tenant knows of no default or failure on the part of Landlord under the Lease, and if any such claims, defenses or defaults exist, they are hereby waived by Tenant.

(d)                                 Each person executing this Amendment represents and warrants that it has the full power, authority, and legal right to execute and deliver this Amendment and that this Amendment constitutes the legal, valid and binding obligations of such party, its heirs, representatives, successors and assigns, enforceable against such party or parties in accordance with its terms.

(e)                                  This Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy of this Amendment delivered electronically by facsimile or e-mail shall have the effect of an original, executed instrument.  All counterparts of this Amendment shall collectively constitute a single instrument; but, in making proof of this Amendment it shall not be necessary to produce or account for more than one such counterpart executed by each party hereto.  It shall not be necessary for the signature of, or on behalf of, each party hereto, or that the signature of all persons required to bind any such party appear on each counterpart of this Amendment.

(f)                                   No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of said party.

(g)                                  Landlord and Tenant each represent and warrant to the other that they have not used the services of any broker or finder other than Oxford Commercial (“Landlord’s Broker”) and Swisher Commercial (“Tenant’s Broker”), in connection with this Amendment. Landlord shall pay Landlord’s Broker and Tenant’s Broker a broker’s commission as agreed upon pursuant to separate written agreements.  Except as provided in the preceding sentence, Landlord shall have no obligation or liability whatsoever for any other brokerage commission.  Landlord shall indemnify and forever save and hold Tenant harmless from and against claims for brokerage commissions in connection with this Amendment by any person or party claiming by, through or under Landlord.  With the exception of Tenant’s Broker, Tenant shall indemnify and forever save and hold Landlord harmless from and against claims for brokerage commissions in connection with this Amendment by any person or party claiming by, through or under Tenant.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

The parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

BLACKBIRD ANN ARBOR, LLC,

a Delaware limited liability company,

By:	/s/ Jeff Hauptman

Name:	Jeff Hauptman

Its:	Manager

TENANT:

ESPERION THERAPEUTICS, INC.,

a Delaware corporation,

By:	/s/ Tim Mayleben

Name: Tim Mayleben

Its: President & CEO

EXHIBIT A

Floor Plan Designating Current Premises and Expansion Premises

The Current Premises is the approximately 7,941 RSF grey hatched area.  The Expansion Premises is the approximately 11,471 RSF area depicted in white.

EXHIBIT B

Workletter

In consideration of the covenants contained in this Amendment, Landlord and Tenant agree as follows:

1.              Acceptance:  Except as set forth in this Exhibit, Tenant accepts the Premises in its “as-is, where-is” condition.

a.              Scope of Work:  Landlord shall perform the work (“Landlord’s Work”) in the Expansion Premises as described in the Preliminary Plan attached as Exhibit B-1.  The Preliminary Plans attached hereto have been reviewed and approved by Landlord and Tenant.

b.              Working Drawings.  Within ten (10) days following the execution of this Amendment, to the extent not already selected, Tenant shall select the finish materials and color selections from Landlord’s Building standard list to be used in the performance of Landlord’s Work.  Simultaneously, to the extent not already completed, Landlord and Tenant shall finalize final construction documents for Landlord’s Work “Working Drawings” based on the Preliminary Plan, for Tenant’s review and approval.

c.               Construction.  Upon finalization of the Working Drawings, Landlord’s contractor shall diligently prosecute Landlord’s Work to completion without interruption or delay, subject to force majeure events and Tenant Delay (as defined below), in a first-class and good and workmanlike manner, in accordance with the Working Drawings, using new materials (unless otherwise noted in the Working Drawings), and in compliance with all applicable laws.  Landlord shall procure all building and other permits and approvals necessary for performing Landlord’s Work. Landlord shall provide Tenant with an estimated construction schedule within reasonable diligence upon approval of the Working Drawings.

d.              Tenant’s Representative.  Tenant will appoint a Tenant’s representative who shall have the right to inspect, or designate an agent to inspect, the performance of Landlord’s Work, and to give Landlord notice if Landlord’s Work performance does not conform to the Working Drawings.  However, said representative may not enter the Expansion Premises until Tenant’s insurance obligations, as defined in the Lease, are completely satisfied as applied to the Expansion Premises.  If there is a disagreement as to whether Landlord’s Work performance conforms to the Working Drawings, which disagreement cannot be resolved by the parties within four (4) days following Landlord’s receipt of notice from Tenant, then they shall together select a third-party architect who shall make the final determination, which shall be binding on all parties.  As necessary, Tenant shall cause Tenant’s Representative to be available for periodic meetings, as commercially reasonable and necessary, with the architect, construction manager, contractors, and any other parties involved in the construction process until the completion of the Punch List (as defined below).  Tenant’s Representative is:

Name:	Steve Dykstra
Email:	sdykstra@hobbs-black.com
Tel.:	734-663-4189

e.               Change Orders.   During performance of Landlord’s Work, Tenant may submit proposed change orders for Landlord’s Work to Landlord for Landlord’s approval, which approval will not be unreasonably denied or delayed, provided Tenant agrees to pay to Landlord upon Landlord’s approval, any net increase in Total Construction Cost (defined below) over the Tenant Improvement Allowance (defined below) plus a fee in the amount of ten percent (10%) of such net increase to cover Landlord’s administrative expenses, and agrees to an extension of days as necessary (note: a minor change should not extend the construction schedule) in the construction schedule for Landlord’s Work as a result of such change order.  Landlord must obtain Tenant’s written approval of the contractor’s price and any construction schedule adjustment for the proposed change order before such change order is released to the contractor for construction.

f.                Notice of Delivery; Punch List.  Landlord shall provide at least three (3) days’ notice to Tenant advising Tenant of the date on which Landlord reasonably expects Landlord’s Work to reach the stage of Substantial Completion (defined below).  Within three (3) business days after such date, Landlord and Tenant, or their representatives, shall inspect Landlord’s Work.  If, as a result of such inspection, Tenant discovers deviations or deficiencies from the Working Drawings, then Tenant may deliver a preliminary punch list of such deviations or deficiencies (“Punch List Items”) to Landlord.  The existence of a preliminary punch list shall not postpone the delivery of Expansion Premises as long as (i) the Punch List Items are customarily considered to be “punch list” items as the term is used in the construction industry, and (ii) neither the failure to complete nor the process of completing any such Punch List Items will delay or unreasonably interfere with Tenant’s Work or the operation of Tenant’s business in the Expansion Premises, and (iii) the Punch List Items will not delay Landlord obtaining Tenant’s certificate of occupancy or temporary certificate of occupancy, as may be applicable.  Subject to force majeure, Landlord shall correct or cure the Punch List Items within thirty (30) days following Landlord’s receipt of the preliminary punch list, or such longer period as may be reasonably necessary, provided Landlord is proceeding with due diligence to complete the Punch List Items.  Landlord may enter the Expansion Premises at any reasonable time with prior notice to Tenant to correct or cure the Punch List Items, provided Landlord takes reasonable precautions to avoid interfering with Tenant’s Work or Tenant’s business at the Premises.

g.               Definitions.  As used herein, “Substantial Completion” shall mean the stage in the progress of Landlord’s Work when Landlord’s Work is sufficiently complete in accordance with the requirements of the Working Drawings, so that Tenant can (a) occupy or utilize the Expansion Premises for its intended use, or (b) complete any work which could not be completed by Tenant simultaneously with Landlord’s Work.  Substantial Completion shall not be delayed if the Expansion Premises has not received final inspection and approval, or a Certificate of Occupancy from the local governing authority.  If Landlord and Tenant are unable to agree that the Expansion Premises is at the stage of Substantial Completion, then the Landlord’s architect and Tenant’s representative shall together make such determination.  In the event Landlord’s architect and Tenant’s representative are unable to agree in good faith, they shall together select a third-party architect who shall then make the final determination, which shall be binding on all parties.  Tenant shall, upon request, execute an Acknowledgement of Possession to confirm date of Substantial Completion.  Failure to execute an Acknowledgement of Possession shall not delay Substantial Completion.  As used herein, “Tenant Delay” shall mean any delay in the performance of Landlord’s Work that occurs as the result of (i) any request or change order by Tenant either that Landlord perform any work in addition to Landlord’s Work, or that delays, for any reason, Landlord commencing or completing Landlord’s Work to be performed prior to the delivery of the Expansion Premises to Tenant; (ii) any change by Tenant to the Working Drawings, other than a change required to cause the Working Drawings to conform to applicable laws, rules, regulations or ordinances; (iii) any failure of Tenant to respond to any request for approval required hereunder within the period specified herein for such response; (iv) any delay in Landlord’s Work caused by the installation of Tenant’s fixtures in the Expansion Premises or the performance of any work or activities by Tenant prior to the delivery of possession of the Expansion Premises to Tenant; or (v) failure by Tenant to pay any excess Total Construction Costs over the Tenant Improvement Allowance as invoiced by Landlord.   Upon the occurrence of any event that Landlord contends is a Tenant Delay, Landlord shall notify Tenant with Landlord’s reasonable estimate of the expected delay days.

2.              Cost of Work.   Landlord shall provide an improvement allowance of $145,000.00 (“Tenant Improvement Allowance”) to be applied toward the Total Construction Costs (defined below) of Landlord’s Work in the Expansion Premises.  The Total Construction Costs shall include the hard cost of construction, including: labor and materials, architectural, engineering, design, and construction management fees, fees for permits and inspection, tap fees, connection fees and all other hard costs directly related to completion of Landlord’s Work (“Total Construction Costs”).  Landlord shall provide Tenant with an initial estimate for the Total Construction Costs of Landlord’s Work (“Construction Cost Estimate”). Landlord and Tenant acknowledge and agree that Oxford Design Build, an affiliate of Landlord (the “General Contractor”), shall be the general contractor for all of Landlord’s Work, and their construction management fee shall be limited to nine (9%) of the hard costs of the Landlord’s Work (expressly excluding architectural, engineering, and design fees). In the event the Construction Costs Estimate exceeds the Tenant Improvement Allowance, Tenant shall pay one-half of the difference to Landlord upon execution by Tenant of this Amendment (“Construction Deposit”).   Tenant shall pay the remaining balance, if any, of the Total Construction Costs that are in excess of the Tenant Improvement Allowance within thirty (30) days of Substantial Completion.  If the Total Construction Costs of Landlord’s Work is more than the Tenant Improvement Allowance but less than the sum of the Construction Deposit plus the Tenant Improvement Allowance, then Landlord shall refund Tenant the amount by which the Construction Deposit plus Tenant Improvement Allowance exceeded the Total Construction Cost as a credit toward Base Rent.  If the Total Construction Costs are less than the Tenant Improvement Allowance, Landlord shall refund the Construction Deposit received as a credit toward Base Rent, and the remaining difference shall be forfeited with no further obligation of Landlord therefore.    Landlord shall use the Tenant Improvement Allowance toward the construction costs prior to using any construction funds provided by Tenant.

EXHIBIT B-1

Preliminary Plan